EXHIBIT 99.1



              KIMBERLY-CLARK UPDATES FOURTH QUARTER 2002 GUIDANCE;
                         REVIEWS 2003 BUSINESS OUTLOOK


DALLAS, December 11, 2002 - Kimberly-Clark Corporation (NYSE: KMB) today reported that it expects 2002 fourth quarter earnings per share before unusual items of 72 to 76 cents, which is below the guidance of 82 to 86 cents per share provided in October. Earnings per share before unusual items in the 2001 fourth quarter were 82 cents per share. Sales for the 2002 fourth quarter are likely to be down slightly compared with the 2001 fourth quarter. The company will report final results for the 2002 fourth quarter and full year on January 27, 2002.

"About half of the guidance shortfall is attributable to lower sales volumes as a result of competitive challenges in our diaper and training pants businesses in North America and Europe, including lost sales momentum in October and early November as we implemented package count changes in North America," said Thomas J. Falk, President and CEO of Kimberly-Clark. "The balance of the shortfalls is primarily due to weaker-than-expected sales in several areas including, Latin America, K-C de Mexico and Asia."

"We are very disappointed with our results and are taking decisive action to get our performance back on track. We will aggressively reduce costs by $175 to $200 million in 2003, or about 24 to 28 cents per share. We expect sales to rise in the low- to mid-single digits with sales volumes up by 3 to 5 percent from planned new products and innovations, as well as from targeted promotional spending to support strategic marketing initiatives."

In 2003, pension expense is expected to increase $145 million, or 20 cents per share. This increase in expense is equivalent to approximately
6 percentage points of earnings growth. Including the effects of the increase in pension expense, the company expects earnings per share before unusual items will be, at a minimum, equal to this year.

Commenting on the company's financial position, Falk said the company has managed capital spending carefully, with spending in 2002 likely to be in the $850 million to $900 million range, as opposed to an original plan of about $1 billion. This will enable the company to contribute $100 million to the U.S. defined benefit pension plan in the fourth quarter and still exceed its budgeted level of $700 million in free cash flow.

In addition, the company has continued to repurchase Kimberly-Clark stock. For the full year of 2002, it expects repurchases of at least 11 million shares, including 3.5 million or more in the fourth quarter.

The company plans to continue its share buyback program in 2003, and expects to repurchase approximately 2 percent of its outstanding common stock, depending on market conditions. In addition, Kimberly-Clark expects its board of directors will approve an increase in the dividend for the 31st consecutive year.

CONFERENCE CALL

A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web.
Stockholders and others are invited to listen to the live broadcast or playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
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ABOUT KIMBERLY-CLARK

Kimberly-Clark Corporation is a leading global consumer products company.
Its tissue, personal care and health care products are manufactured in 42 countries and sold in more than 150. Kimberly-Clark is home to some of the world's most trusted and recognized brands, including Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend. Nearly one-quarter of the world's population, or
1.3 billion people, use Kimberly-Clark products each year. Kimberly-Clark has been among Fortune magazine's "Most Admired" corporations since 1983 and was named to its 2002 list of "100 Best Companies to Work For." For more information about Kimberly-Clark's well-known brands, visit the Kimberly-Clark Web site at www.kimberly-clark.com.
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Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2001, entitled "Factors That May Affect Future Results."
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